Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-72656, 333-111747, 333-111748) of our report dated March 24, 2006 relating to the financial statements and financial statement schedule, which is included in this Annual Report on Form 10-K for the year ended December 31, 2005.
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March 24, 2006